UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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EXTREME NETWORKS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXTREME NETWORKS, INC.

3585 Monroe Street

Santa Clara, California 95051

(408) 579-2800

October 25, 2004

Dear Stockholder:

You are cordially invited to attend our 2004 Annual Meeting of Stockholders to be held on Wednesday, December 1, 2004 at 10 a.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051. For your convenience, we are also pleased to offer a webcast of the meeting at http://www.extremenetworks.com/aboutus/investor/Default.asp.

At this meeting you are being requested to elect two Class III members of the Board of Directors for a three-year term and to ratify the appointment of our independent auditors for our fiscal 2005 audit. Your Board of Directors recommends that you vote in favor of these proposals. Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for fiscal year 2004, you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement. Our Annual Report on Form 10-K for the fiscal year ended June 27, 2004 is also enclosed.

After completion of the scheduled business, we will review the activities of Extreme Networks over the past year and our upcoming plans. If you have any further questions concerning the annual meeting or any of the proposals, please contact Extreme Networks Investor Relations at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly,

/s/ Gordon L. Stitt

Gordon L. Stitt President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 1, 2004

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Wednesday, December 1, 2004 at 10 a.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051, for the following purposes:

1.	To elect two Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending July 3, 2005; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on October 22, 2004 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alicia J. Moore

Alicia J. Moore Vice President, General Counsel and Secretary

Santa Clara, California

October 25, 2004

IMPORTANT:

To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TO THE PROXY STATEMENT

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Wednesday, December 1, 2004, or any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include the Proxy Statement, the 2004 Annual Report on Form 10-K for the fiscal year ended June 27, 2004, and the accompanying proxy card, will be first mailed on or about October 27, 2004 to all stockholders entitled to vote at the annual meeting, and, on the same date, electronic versions of these documents will be sent via email to stockholders who have registered for electronic delivery.

Who May Vote

You may vote your Extreme Networks’ common stock if our records show that you owned your shares of Extreme Networks on October 22, 2004. At the close of business on that date, 120,853,248 shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share you hold.

Voting Your Proxy

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Investor Relations department of Extreme Networks a written revocation or a duly executed proxy bearing a later date, or by voting in person at the annual meeting.

For those stockholders who are voting by Internet and received notification by mail, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit control number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, for those stockholders who are voting by Internet and received notification by email, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit control number contained in your email message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the electronic ballot and submit your voting instructions.

For those stockholders who are voting by telephone, follow these steps:

1.	Dial 1-800-690-6903 using a touch-tone telephone.

2.	You will be prompted to enter the twelve-digit control number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

3.	Follow the instructions the vote voice provides you to submit your voting instructions.

These electronic and telephone voting procedures are valid under Section 212(c)(2) of the Delaware General Corporation Law.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the voting instructions set forth above. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. All shares represented by valid proxies received before the meeting will be voted.

Votes Needed to Hold the Meeting

The annual meeting will be held if a majority of the Extreme Networks’ outstanding shares of common stock entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you are present and vote in person at the meeting, or have properly submitted a proxy card or voted by telephone or by using the Internet. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Matters to Be Voted On at the Meeting

The following matters will be presented for your consideration at the annual meeting:

1.	A proposal to elect two Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

2.	A proposal to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending July 3, 2005; and

3.	The transaction of such other business as may properly come before the meeting.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet. We have hired Automatic Data Processing, Inc. to manage the tabulation and distribution of our Proxy Statement at a cost of approximately $100,000, plus reasonable out-of-pocket expenses.

Attending the Meeting

Stockholders may attend our annual meeting by: (1) listening to a webcast at http://www.extremenetworks.com/aboutus/investor/Default.asp or (2) attending in person. The annual meeting will be held at 10 a.m. Pacific Time on Wednesday, December 1, 2004 at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051. If you choose to listen to the webcast, go to http://www.extremenetworks.com/aboutus/investor/Default.asp before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast at http://www.extremenetworks.com/aboutus/investor/Default.asp until January 1, 2005.

You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting Your Proxy” above for further instructions.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

“FOR” the election of two Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

“FOR” ratification of the appointment of Ernst & Young LLP, independent registered accounting firm, as our independent auditors for the fiscal year ending July 3, 2005.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005.

Electronic Delivery of Stockholder Communications

This year we are pleased to again offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on Form 10-K and the Proxy Statement via email notification as soon as these are available. You may also submit your stockholder votes online. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://www.extremenetworks.com/aboutus/investor/Default.asp and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K on the Internet at http://www.extremenetworks.com/aboutus/investor/Default.asp. If you have questions about electronic delivery, please call Extreme Networks Investor Relations at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement, proxy card and the 2004 Annual Report to Stockholders on Form 10-K, to stockholders who share the same address.

How To Obtain A Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (408) 579-3030, or by writing us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We currently have a classified Board of Directors consisting of two Class I directors, two Class II directors and three Class III directors. Mr. Wolken, formerly a Class II director, retired in May 2004 when he reached the Board’s mandatory retirement age of seventy. The current term of the Class III directors will expire on the date of the upcoming annual meeting. One of the Class III directors, Promod Haque, has decided not to stand for re-election.

At the recommendation of the Board of Directors’ Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election at the 2004 annual meeting to Class III of the Board of Directors are Charles Carinalli and W. Michael West, who are both currently members of the Board of Directors of Extreme Networks. Please see below for information concerning each nominee. If elected, Messrs. Carinalli and West will serve as directors until the annual meeting of stockholders in 2007 and until their successors are elected and qualified or until their earlier resignation or removal.

If either Mr. Carinalli or Mr. West declines to serve or becomes unavailable for any reason, or if a vacancy otherwise occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee or the Board of Directors may designate. For further detail regarding the Board of Directors, refer to “STRUCTURE OF THE BOARD OF DIRECTORS.”

Vote Required

If a quorum is present and voting, the persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Votes for and against, abstentions and broker non-votes will be counted as present in determining if a quorum is present; however, abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Following are profiles for the Class III director nominees to be elected at the upcoming annual meeting and for each Class I and Class II director. With the exception of Messrs. Silverglide and West, the stockholders previously elected each of these directors to the Board of Directors.

Nominees for Three Year Class III Directors Serving a Term Expiring at the 2007 Annual Meeting

Charles Carinalli.    Mr. Carinalli has served as a director of Extreme Networks since October 1996 and is currently a Principal of Carinalli Ventures. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, Inc., a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor, Inc., a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli currently serves as a director of several privately held companies and Fairchild Semiconductor, a publicly traded semiconductor company.

W. Michael West.    Mr. West has served as chairman of the Board of Directors of Extreme Networks since September 2004. From June 2003 to July 2004, Mr. West served as a director of Larscom Incorporated, a telecommunications equipment provider. From April 2002 to June 2003, Mr. West served as Chief Executive

Officer of VINA Technologies, Inc., a telecommunications equipment provider, and served as its chairman of the Board of Directors from June 1999 to June 2003. From September 1997 to January 1998, Mr. West served as Executive Vice President for Lucent Technologies, a communications company. From February 1995 to July 1997, Mr. West was President, Chief Operating Officer and a director of Octel Communications, a telecommunications equipment provider, after having served as Executive Vice President from September 1986 to February 1995. Mr. West held multiple positions with Rolm Corporation from 1979 to September 1986, most recently, as general manager of the National Sales Division.

Class III Director Serving a Term Expiring at the 2004 Annual Meeting

Promod Haque.    Mr. Haque has served as a director of Extreme Networks since May 1996. Mr. Haque joined Norwest Venture Partners in November 1989 and is currently Managing General Partner of Norwest Venture Partners VII and Norwest Venture Partners VIII, General Partner of Norwest Venture Partners VI and General Partner of Norwest Equity Partners V and IV. Mr. Haque currently serves as a director of Redback Networks, Inc., a provider of network edge solutions and SPSS, Inc., a developer of statistical software products. Mr. Haque also serves as a director of several privately held companies.

Class I Directors Serving a Term Expiring at the 2005 Annual Meeting

Gordon L. Stitt.    Mr. Stitt co-founded Extreme Networks in May 1996 and has served as President, Chief Executive Officer and a director of Extreme Networks since its inception. Mr. Stitt served as chairman of the Board of Directors until Mr. West’s election to that position in September 2004. From 1989 to 1996, Mr. Stitt worked for another company he co-founded, Network Peripherals, Inc., a designer and manufacturer of high-speed networking technology. He served first as its Vice President of Marketing, then as Vice President and General Manager of the OEM Business Unit. Mr. Stitt currently serves as a director of Megasense, Inc., a privately-held photonics component company.

Kenneth Levy.    Mr. Levy has served as a director of Extreme Networks since October 2001. Mr. Levy co-founded KLA Instruments Corporation in 1975, now KLA-Tencor Corporation after a merger in 1997. Since July 1, 1999, he has been Chairman of the Board and a director of KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor industry. From July 1998 until June 30, 1999, he was the Chief Executive Officer and a director of KLA-Tencor, and from April 30, 1997 until June 30, 1998, he served as its Chairman of the Board. From 1975 until April 30, 1997, he was Chairman of the Board and Chief Executive Officer of KLA Instruments Corporation. In addition to KLA-Tencor, Mr. Levy currently serves on the following publicly traded company boards of directors: PowerDsine Ltd., a manufacturer of Power over Ethernet (PoE) technology and Juniper Networks, a provider of Internet networking infrastructure solutions.

Class II Directors Serving a Term Expiring at the 2006 Annual Meeting

Bob L. Corey.    Mr. Corey has served as a director of Extreme Networks since December 2003. Mr. Corey has served as Executive Vice President and Chief Financial Officer for Thor Technologies, Inc., a provider of enterprise provisioning software since May 2003. Mr. Corey served as Executive Vice President and Chief Financial Officer of Documentum, Inc., a provider of enterprise content management software, from May 2000 to August 2002. Mr. Corey served Senior Vice President of Finance and Administration and Chief Financial Officer for Forte Software, Inc., a provider of software development tools and services, from May 1998 to April 2000, and in February 1999, Mr. Corey was elected to its Board of Directors. Forte Software, Inc. completed a merger with Sun Microsystems, Inc., a computer hardware and applications company, in October 1999. Mr. Corey served as Executive Vice President and Chief Financial Officer of SyQuest Technology Inc., a provider of removable storage solutions, from July 1997 to April 1998. Mr. Corey also serves on the Board of Directors of Interwoven, Inc., a publicly traded company and provider of enterprise content management software, and acts as Chairman of the audit committee. Mr. Corey also serves on the Board of Directors of the private company AmberPoint, Inc., a provider of enterprise web services software.

Harry Silverglide.    Mr. Silverglide has served as a director of Extreme Networks since June 2004. From January 1997 to July 2002, Mr. Silverglide served as the Vice President of Sales of Extreme Networks. From May 1995 to January 1997, he served as Vice President of Western Region Sales for Bay Networks. From July 1994 to May 1995, he served as Vice President of Sales for Centillion Networks, a provider of LAN switching products which was acquired by Bay Networks in 1995. From April 1984 to July 1994, he worked in sales and senior sales management positions at Ungermann Bass, a network communications company.

The following table provides information concerning the age and background of our directors and nominees as of October 25, 2004.

Name	Principal Occupation with Extreme Networks	Age	Director Since
Class I directors whose terms expire at the 2005 annual meeting of stockholders:
Gordon L. Stitt	President, Chief Executive Officer and Director	48	1996
Kenneth Levy	Director	62	2001

Class II directors whose terms expire at the 2006 annual meeting of stockholders:
Bob. L. Corey	Director	53	2003
Harry Silverglide	Director	58	2004

Class III director nominees whose terms expire at the 2007 annual meeting of stockholders:
Charles Carinalli	Director	56	1996
W. Michael West	Chairman of the Board of Directors	54	2004

Class III director whose term expires at the 2004 annual meeting of stockholders:
Promod Haque	Director	56	1996

The Board of Directors has determined that, other than Gordon Stitt, Harry Silverglide and W. Michael West, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

Directors’ Compensation

During fiscal 2004, Mr. Corey received $12,500 for serving as our Audit Committee financial expert. In fiscal 2004 we did not compensate our other directors in cash for their service as members of the Board of Directors, although the directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. All directors are eligible to receive stock option grants under our stock option plans at the discretion of the Board of Directors.

Beginning in fiscal year 2004, new members of the Board of Directors receive an initial stock option grant of 50,000 shares with a three-year vesting schedule upon appointment to the Board of Directors. In accordance with this policy, Mr. Corey received a 50,000 share stock option grant when he joined the Board on October 23, 2003 at an exercise price of $7.07 per share, Mr. Silverglide received a 50,000 share stock option grant when he joined the Board on June 3, 2004 at an exercise price of $4.97 per share and Mr. West received a 50,000 share stock option grant when he joined the Board on September 29, 2004 at an exercise price of $4.44 per share. Annually after their initial appointment, each non-employee Board member receives a 30,000 share stock option grant following the annual stockholders meeting, which option vests in full after one year from the date of grant. Following the 2003 annual meeting of stockholders, on December 3, 2003, Messrs. Carinalli, Haque and Levy each received a 30,000 share stock option grant at an exercise price of $9.80 per share.

Beginning in fiscal year 2005, all non-employee members of the Board of Directors will receive an annual cash retainer of $25,000, payable quarterly, and each member of a committee of the Board of Directors shall receive an annual cash retainer of $10,000, payable quarterly, in return for service on each such committee. In addition, the chairman of the Audit Committee will receive an annual cash retainer of $25,000, payable quarterly.

Mr. West, the chairman of the Board of Directors, is engaged by the Company as “working chairman.” In this capacity, in addition to his role as chairman of our Board of Directors, he spends a significant amount of time at the Company working with Mr. Stitt on the management of the Company. His compensation has been structured in light of this role, and his responsibility for working with Mr. Stitt on the Company’s long term success. The chairman of the Board of Directors will receive an annual cash retainer of $160,000, an option to purchase 400,000 shares of the Company’s common stock that vests over four years, and will be eligible for an annual target bonus of $160,000 based upon the attainment of certain goals established by the Board of Directors. See “STRUCTURE OF THE BOARD OF DIRECTORS” for more information about our Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 30, 2004, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director and director nominee of Extreme Networks, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned(3)
5% Stockholders
Franklin Resources, Inc.	8,803,768	(4)	7.3
One Franklin Parkway San Mateo, CA 94403
Norwest Limited LP, LLLP	6,276,024	(5)	5.2
Sixth and Marquette Minneapolis, Minnesota 55479
Wells Fargo & Company	6,557,415	(6)	5.4
420 Montgomery Street San Francisco, California 94104

Directors and Executive Officers
Gordon L. Stitt	4,369,337	(7)	3.6
Herb Schneider	2,519,399	(8)	2.1
Alexander J. Gray	336,458	(9)	*
William R. Slakey	121,875	(10)	*
Frank C. Carlucci	0	(11)	*
Promod Haque	1,438,004	(12)	1.2
Charles Carinalli	542,445	(13)	*
Kenneth Levy	147,154	(14)	*
Bob L. Corey	18,055	(15)	*
Harry Silverglide	8,349	(16)	*
W. Michael West	10,000	(17)

All executive officers and directors as a group (11 persons)	9,511,076	(18)	7.9

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the Amended 1996 Stock Option Plan are exercisable when vested and vest over a four year period, with twenty-five percent of the shares subject to the option vesting one year from the grant date, and the remaining shares subject to the option vesting monthly over the following 36 months at a rate of 1/48 of the total number of shares subject to the option.
(3)	Calculated on the basis of 120,830,979 shares of common stock outstanding as of September 30, 2004, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 30, 2004 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

(4)	According to the Schedule 13G filed by the stockholder with the Securities and Exchange Commission on February 10, 2004, Franklin Resources, Inc. (“FRI”) beneficially owned and had shared dispositive power over 8,803,768 shares. FRI has two wholly-owned subsidiaries, Franklin Mutual Advisers, LLC (“FMA”) and Franklin Private Client Group, Inc. (“FPCG”). Included in the shares beneficially owned by FRI, FMA beneficially owned, had sole dispositive power and the sole voting power over 8,017,200 shares and FPCG beneficially owned, had sole dispositive power and the sole voting power over 786,568 shares.
(5)	According to the Schedule 13G/A filed by Wells Fargo & Company with the Securities and Exchange Commission on February 12, 2004, Norwest Limited LP, LLLP beneficially owned, had sole dispositive power and the sole voting power over 6,276,024 shares. Norwest Limited LP, LLLP is a subsidiary of Wells Fargo & Company, a parent holding company.
(6)	According to the Schedule 13G/A filed by the stockholder with the Securities and Exchange Commission on February 12, 2004, Wells Fargo & Company beneficially owned 6,557,415 shares, had sole dispositive power over 6,291,424 shares, shared dispositive power over 824 shares and sole voting power over 6,554,615 shares.
(7)	Includes 25,375 shares held by the Stitt Living Trust. Mr. Stitt and his wife are trustees and beneficiaries of the Stitt Living Trust dated November 16, 1996. Includes 716,804 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(8)	Includes 399,652 shares that are subject to options that may be exercisable within 60 days of September 30, 2004.
(9)	Includes 336,458 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(10)	Includes 121,875 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(11)	Mr. Carlucci joined Extreme Networks as its Senior Vice President –Worldwide Sales on July 12, 2004. On July 16, 2004, Mr. Carlucci was granted an option to purchase 500,000 shares.
(12)	Includes 132,672 shares owned by a family partnership in which Mr. Haque is the general partner and his wife and three children are limited partners. Includes 998,578 shares owned by Norwest Venture Partners VIII, LP and 50,593 shares owned by NVP Entrepreneurs Fund VIII, LP. Mr. Haque is the managing partner of Itasca VC Partners VIII, LLP, which is the general partner of Norwest Venture Partners VIII, LP and NVP Entrepreneurs Fund VIII, LP. Includes 148,229 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(13)	Includes 129,216 shares held by Charles Peter Carinalli and/or Connie Sue Carinalli, Trustees of the Carinalli Living Trust dated April 24, 1996. Includes 413,229 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(14)	Includes 107,083 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(15)	Includes 18,055 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(16)	Includes 6,944 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.
(17)	Includes 10,000 shares held by the West Revocable Trust 1991.
(18)	Includes an aggregate of 2,268,329 shares that are subject to stock options that may be exercised within 60 days of September 30, 2004.

Securities Authorized For Issuance Under Equity Compensation Plans

We currently maintain four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the Amended 1996 Stock Option Plan and the Employee Stock Purchase Plan, which have been approved by stockholders, and the 2000 and 2001 Nonstatutory Stock Option Plans, which have not been approved by stockholders.

The following table summarizes our equity compensation plans as of June 27, 2004:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	18,237,120	(1)	$7.12	20,218,119	(2)
Equity compensation plans not approved by security holders	3,035,608	(3)	$8.38	4,268,111	(4)

Total	21,272,728		$7.30	24,486,230

(1)	These options were issued under the Amended 1996 Stock Option Plan.
(2)	Of this amount, 17,568,952 shares were available for issuance under the Amended 1996 Stock Option Plan and 2,649,167 shares were available for issuance under the Employee Stock Purchase Plan.
(3)	Of this amount, 995,375 shares were issued under the 2000 Nonstatutory Stock Option Plan and 2,040,233 shares were issued under the 2001 Nonstatutory Stock Option Plan. Excludes 178,593 outstanding options with an average exercise price of $0.99 that were assumed in connection with acquisitions. No additional options are available for future issuance under such acquired plans.
(4)	Of this amount 2,947,052 shares were available for issuance under the 2000 Nonstatutory Stock Option Plan and 1,321,059 shares were available for issuance under the 2001 Nonstatutory Stock Option Plan.

Material Features of the 2000 Nonstatutory Stock Option Plan

In March 2000, the Board of Directors adopted the 2000 Nonstatutory Stock Option Plan. Options may be granted to purchase common stock, pursuant to actions by the Board of Directors, to eligible participants. Generally, only non-officer employees are eligible to participate in this stock plan, except that options to purchase common stock may be granted to officers under this stock plan in connection with written offers of employment. A total of 4,000,000 shares have been reserved under this stock plan. Options are subject to vesting over a period of time as determined by the Board of Directors, generally four years. The term of this stock plan is ten years. As of June 27, 2004, 2,947,052 shares were available for future grant under this stock plan.

Material Features of the 2001 Nonstatutory Stock Option Plan

In May 2001, the Board of Directors adopted the 2001 Nonstatutory Stock Option Plan. Options may be granted to purchase common stock, pursuant to actions by the Board of Directors, to eligible participants. Generally, only non-officer employees are eligible to participate in this stock plan, except that options to purchase common stock may be granted to officers under this stock plan in connection with written offers of employment. A total of 4,000,000 shares have been reserved under this stock plan. Options are subject to vesting over a period of time as determined by the Board of Directors, generally four years. The term of this stock plan is ten years. As of June 27, 2004, 1,321,059 shares were available for future grant under this stock plan.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to serve as independent auditors to audit the financial statements of Extreme Networks for the fiscal year ending July 3, 2005. Ernst & Young LLP has acted in this capacity since its appointment in fiscal year 1997. A representative of Ernst & Young LLP will be present at the annual meeting and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to Extreme Networks for the fiscal years ended June 29, 2003 and June 27, 2004 by Ernst & Young LLP:

	Fiscal Year 2004	Fiscal Year 2003
Audit Fees	$1,307,000	$1,216,000
Audit-Related Fees	$54,000	$25,000
Tax Fees	$449,000	$567,000
All Other Fees	$7,000	$554,000

Audit-related fees billed during fiscal years 2003 and 2004 were primarily for services provided in connection with the Sarbanes-Oxley Act of 2002 and also accounting consultations. The tax fees billed during fiscal years 2003 and 2004 related to domestic and foreign tax-planning and tax return preparation. All other fees billed during fiscal years 2003 and 2004 were primarily for services provided in connection with export compliance reviews.

Representatives of Ernst & Young LLP normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one fiscal quarter and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

The Audit Committee on an annual basis reviews the services performed by Ernst & Young LLP, and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst & Young LLP in providing tax and other non-audit services to Extreme Networks and has concluded that such services are compatible with Ernst & Young LLP’s independence as Extreme Networks’ independent auditors.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of Ernst & Young LLP as independent auditors is not required by the Extreme Networks bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Extreme Networks and its stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS EXTREME NETWORKS’ INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 3, 2005.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information for fiscal years 2004, 2003 and 2002 concerning the compensation of our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers as of June 27, 2004.

		Annual Compensation						Long Term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus(1)		Other Annual Compensation(2)		Awards: Option Shares(3)
Gordon L. Stitt President and Chief Executive Officer	2004 2003 2002	$165,000 220,000 100,833	(5) (5)	$63,228 — —	(4) (4)	$	— 92 —	750,000 — 750,000

William R. Slakey(6) Senior Vice President and Chief Financial Officer	2004 2003 2002	$200,469 — —		$57,480			$2,075 — —	650,000 — —

Stephen Haddock Chief Technical Officer	2004 2003 2002	$150,000 200,000 91,667	(5) (5)	$38,230 — 24,000			$3,008 1,740 —	275,000 — 385,000

Alexander J. Gray(7) Chief Operating Officer	2004 2003 2002	$341,250 277,083 —		$67,060 — —			$3,671 1,750	350,000 500,000 —

Former Officers

Christopher N. Todd(8) Senior Vice President – Worldwide Sales	2004 2003 2002	$366,240 345,711 354,584		$25,000 — 58,334		$	— — —	200,000 — 850,000

(1)	Bonuses are based on performance. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”
(2)	Represents discretionary matching contributions made by Extreme Networks under its tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan.
(3)	All option shares were granted under the Amended 1996 Stock Option Plan, with the exception of a new hire grant in fiscal year 2002 to Mr. Todd of 850,000 shares, which was granted under the 2001 Nonstatutory Stock Option Plan.
(4)	In fiscal year 2002, Mr. Stitt was eligible for an executive bonus but declined to accept an executive bonus until Extreme Networks demonstrated further progress in meeting designated corporate financial objectives. In fiscal year 2003, Mr. Stitt was eligible for an executive bonus but Extreme Networks did not pay any executive bonuses to any executive officer as a result of not meeting the requisite performance levels.
(5)	As a result of Extreme Networks’ performance during the economic downturn, effective May 1, 2001, Messrs. Stitt and Haddock voluntarily agreed to a reduction of their annual salaries to $1.00. While the Board of Directors approved reinstatement of their respective salaries effective October 1, 2001, the voluntary reduction remained in effect until January 15, 2002. As a part of our overall expense reduction efforts, effective June 30, 2003, Messrs. Stitt and Haddock voluntarily agreed to a fifty percent reduction of their base salaries for the first two quarters of fiscal 2004.
(6)	Mr. Slakey joined Extreme Networks in the second quarter of fiscal 2004.
(7)	Mr. Gray joined Extreme Networks in the first quarter of fiscal 2003.
(8)	Mr. Todd’s last day of service as an executive officer of Extreme Networks was June 27, 2004.

STOCK OPTIONS GRANTED DURING FISCAL YEAR 2004

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended June 27, 2004 to the persons named in the Summary Compensation Table.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(2)		% of Total Options Granted to Employees in Fiscal Year 2004	Exercise Price Per Share(3)	Market Price on Date of Grant	Expiration Date
Name							5% ($)	10% ($)
Gordon L. Stitt	250,000 500,000	(4) (5)	1.80 3.60%	$8.12 8.12	$8.12 8.12	2/26/14 2/26/14	$1,276,656 2,553,312	$3,235,297 6,470,594
William R. Slakey	200,000 450,000	(6) (7)	1.44 3.24	7.07 7.07	7.07 7.07	10/23/13 10/23/13	889,257 2,000,828	2,253,552 5,070,492
Stephen Haddock	125,000 150,000	(4) (5)	0.90 1.08	8.12 8.12	8.12 8.12	2/26/14 2/26/14	638,328 765,994	1,617,649 1,941,178
Alexander J, Gray	350,000	(5)	2.52	8.12	8.12	2/26/14	1,787,319	4,529,416
Christopher N. Todd	200,000	(5)	1.44	8.12	8.12	2/26/14	1,021,325	2,588,238

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation, in accordance with the rules of the Securities and Exchange Commission, and do not represent our estimate or projection of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the continued employment of option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2)	All options granted in fiscal year 2004 were under our 1996 Amended Stock Option Plan. See also “EXECUTIVE COMPENSATION– Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”
(3)	All options were granted at fair market value on the grant date. None of the options granted may be exercised prior to vesting in accordance with the terms of each option grant agreement.
(4)	Option vests over two years; one third of the shares vest immediately on the date of grant and the remaining shares vest in equal monthly installments over the following 24 months.
(5)	Option vests monthly over four years.
(6)	25% of the shares vest on October 23, 2006 and the remaining shares vest in equal monthly installments over the following 36 months; however, upon the attainment of performance goals, this grant will be accelerated so that 25% of the shares will vest on October 23, 2005 and then the remaining shares shall vest in equal monthly installments over the following 36 months.
(7)	Option vests over four years; 25% of the shares vest one year after the hire date and the remaining shares vest in equal monthly installments over the following 36 months.

Option Exercises and Fiscal Year 2004 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended June 27, 2004, and unexercised options held as of June 27, 2004, by the persons named in the Summary Compensation Table. A portion of the shares subject to these options are not yet vested, and would be subject to repurchase by us at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable(2)	Unexercisable (3)	Exercisable(2)	Unexercisable
Gordon L. Stitt	—	—	532,776	597,224	$917,700	—
William R. Slakey	—	—	—	650,000	—	—
Stephen Haddock	—	—	318,055	206,945	603,750	—
Alexander J. Gray	—	—	247,916	602,084	—	—
Christopher N. Todd	300,000	$892,485	266,666	483,334	—	—

(1)	Based on a market value of $5.29, the closing price of our common stock on June 25, 2004, as reported on The Nasdaq Stock Market, less the exercise price.
(2)	Represents shares that are vested and/or immediately exercisable. All options shares were granted under our 1996 Amended Stock Option Plan, with the exception of a new hire grant in fiscal year 2002 to Mr. Todd of 850,000 shares, which was granted under the 2001 Nonstatutory Stock Option Plan. See “PROPOSAL ONE – Security Ownership of Certain Beneficial Owners and Management” and “EXECUTIVE COMPENSATION - Stock Options Granted During Fiscal 2004.”

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Pursuant to the terms of each of our offers of employment to William R. Slakey, our Senior Vice President and Chief Financial Officer, and Alexander J. Gray, our Vice President and Chief Operating Officer, each of Mr. Slakey and Mr. Gray is entitled to a lump sum payment equal to six months of his respective base salary at the time of termination in the event that we terminate Mr. Slakey or Mr. Gray, respectively, for a reason other than “cause,” as defined in their respective offers of employment. Pursuant to the terms of our offer of employment to Frank C. Carlucci, our Senior Vice President of Worldwide Sales, Mr. Carlucci is entitled to a lump sum payment equal to six months of his then effective base salary in the event that we terminate Mr. Carlucci within the first twelve months of his employment with Extreme Networks for a reason other than “cause,” as defined in Mr. Carlucci’s offer of employment.

In connection with his termination of employment with us, effective June 28, 2004, Christopher N. Todd, our former Senior Vice President of Worldwide Sales, agreed to serve in a consulting capacity for us for a period of six months, and during this period he is entitled to receive payments in an amount equal to the sum of (i) two times his then effective monthly salary plus (ii) commissions earned by Mr. Todd in the fourth quarter of fiscal 2004, less (iii) applicable taxes, withholdings and deductions. In addition, we have agreed to pay Mr. Todd certain performance incentives upon achievement of targeted qualified sales revenue. We have also agreed to pay Mr. Todd’s premiums for continued group health insurance coverage during the same six-month period.

As a result of Extreme Networks’ performance during the economic downturn, effective July 1, 2003, Messrs. Stitt and Haddock voluntarily agreed to a reduction of their annual salaries by 50% for the first and second quarters of fiscal year 2004. The voluntary reduction remained in effect until January 1, 2004. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

On July 17, 2001, the Board of Directors ratified and approved an amended policy regarding the acceleration of vesting of shares subject to options for officers and directors upon a change-in-control. The amended policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of Extreme Networks or the corporation to which the assets were transferred. This amended policy applies to all options granted to executive officers and directors after July 17, 2001. The policy provides as follows:

1.    For Officers of Extreme Networks: (i) as of the effective date of the change-in-control, the number of vested shares shall be equal to the number of vested shares determined pursuant to the applicable vesting schedule in the option grant agreement, plus fifty percent (50%) of the difference between the number of option shares and the number of vested shares determined pursuant to the applicable vesting schedule in the option grant agreement, rounded down to the nearest whole number; and (ii) after the effective date of the change-in-control, the remaining shares of stock subject to the option that are not vested shares shall vest in equal monthly installments over one-half of the period beginning on the effective date of the change-in-control and ending upon termination of the vesting schedule in the option grant agreement, subject to the officer’s continuous service with Extreme Networks.

2.    For Directors of Extreme Networks: in the event of a change-in-control that occurs prior to the director’s termination of service with Extreme Networks, the shares subject to options shall be fully vested.

Prior to adopting the above amended policy regarding the acceleration of vesting of shares subject to options for officers and directors, we entered into agreements with each executive officer and director providing for certain benefits in the event of a change-in-control. These agreements provide for accelerated vesting of shares subject to options granted to officers and directors in the event of a change-in-control as defined in the agreement between such officer or director and Extreme Networks. The options granted to officers and directors pursuant to these agreements have, over the passage time, become fully vested, surrendered to Extreme Networks, terminated due to the officer’s or director’s departure from Extreme Networks or exchanged in the Voluntary Option Exchange Program. Any options granted prior to July 17, 2001 to an officer or director and subject to an agreement providing for accelerated vesting of shares subject to options upon a change-in-control, are either terminated or fully vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the retirement of Peter Wolken from the Board of Directors, and in gratitude for his years of service to Extreme Networks, we accelerated in full the vesting of his outstanding options and amended his stock option agreements to provide that Mr. Wolken have 180 days from the date of his retirement to exercise his outstanding options. In addition, Extreme Networks donated $5,000 to the Wolken Education Center at Hidden Villa.

Previously, all options granted to non-employee directors were exercisable for a period of ninety days following the termination of such director’s service with the Company. In fiscal 2005, the Board of Directors amended the terms of the outstanding options held by non-employee directors to extend to two years the post termination exercise period of such outstanding options. The Board of Directors also amended the standard form of option agreement for non-employee directors to provide a post termination exercise period of two years for all future grants. As a result of these amendments, 185,000 shares subject to options held by Charles Carinalli, 50,000 shares subject to an option held by Bob L. Corey, 185,000 shares subject to options held by Promod Haque, 160,000 shares subject to options held by Kenneth Levy and 450,000 shares subject to options held by W. Michael West will be exercisable for two years following their respective dates of termination of service with the Company.

Except as otherwise disclosed under this section, in “EXECUTIVE COMPENSATION – Employment Contracts and Termination of Employment and Change-In-Control Arrangements” and “PROPOSAL ONE – Directors’ Compensation,” during the fiscal year ended June 27, 2004, there was not, nor is there any currently proposed transaction or series of similar transactions to which Extreme Networks was or is to be a party in which the amount involved exceeds $60,000, and in which any executive officer, director or holder of more than 5% of any class of voting securities of Extreme Networks and members of that person’s immediate family had or will have a direct or indirect material interest.

We entered into indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended June 27, 2004, except that statements of changes in beneficial ownership of securities with respect to the receipt of an option grant by each of Charles Carinalli, Kenneth Levy, Promod Haque and Peter Wolken were not timely filed.

STRUCTURE OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of seven directors. The directors are divided into three classes – Class I, Class II and Class III, with each class consisting of nearly the same number of directors as possible and each class having a three-year term. The Class I directors are Messrs. Gordon L. Stitt and Kenneth Levy. The Class II directors are Messrs. Bob L. Corey and Harry Silverglide. The Class III directors are Messrs. Charles Carinalli, Promod Haque, and W. Michael West. Mr. Haque has decided not to stand for re-election at the 2004 Annual Meeting of Stockholders. Mr. West joined the Board of Directors as its new chairman in September 2004.

The structure of the Board of Directors is staggered, so that Class III, Class I and Class II directors will serve until the annual meetings of stockholders to be held in 2004, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The Board has a mandatory retirement age of seventy (70), and directors must resign prior to the first annual stockholder meeting after they reach that age.

Mr. West, the chairman of the Board of Directors, is engaged by the Company as a “working chairman.” In this capacity, in addition to his role as chairman of our Board of Directors, he spends a significant amount of time at the Company working with Mr. Stitt on the management of the Company. His compensation has been structured in light of this role, and his responsibility for working with Mr. Stitt on the Company’s long term success. As a result of the nature of his role and his compensation structure, the Board determined that he is not an “independent” director within the meaning of the Nasdaq Marketplace Rules.

Also in September 2004, Chares Carinalli was elected by the independent members of the Board of Directors as the lead independent director. Mr. Carinalli’s duties as lead independent director include:

•	presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;

•	serving as a liaison between the chairman and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board;

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items; and

•	calling meetings of the independent directors.

The Board of Directors elects our President, Chief Financial Officer and Secretary and all other executive officers. All officers serve at the discretion of the Board of Directors. Each of our officers and directors, other than non-employee directors, devotes his full time to the affairs of Extreme Networks. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. In addition, our Board of Directors has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Meetings of the Board of Directors

The Board of Directors held ten meetings during the fiscal year ended June 27, 2004. No director serving on the Board of Directors in fiscal year 2004 attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves. During the fiscal year ended June 27, 2004, the independent members of the Board of Directors met eight times in executive session without members of management present.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these Committees has a written charter that has been approved by the Board of Directors.

Audit Committee.    The members of the Audit Committee during fiscal year 2004 were Messrs. Charles Carinalli, Bob L. Corey and Promod Haque, each of whom are independent for purposes of the Nasdaq Marketplace Rules as they apply to audit committee members. The Board has determined that Mr. Corey is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The Audit Committee retains our independent auditors, reviews and approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors, oversees their audit work, reviews the results of our annual audit, reviews the independence of our auditors, evaluates the adequacy of our accounting and financial controls, and oversees Extreme Networks financial reporting on behalf of the Board of Directors. In addition, the Audit Committee reviews and pre-approves any non-audit services our independent auditors are asked to perform. The Audit Committee reviews the independent auditor’s report on our consolidated financial statements following completion of their audit, reviews our critical accounting policies and reviews procedures and policies with respect to our internal accounting and financial controls. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by Extreme Networks regarding questionable accounting or auditing matters, including the anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee also reviews and approves any related party transactions. The Audit Committee held sixteen meetings during the fiscal year ended June 27, 2004. For more information about the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE” below. The Charter of the Audit Committee of Extreme Networks is attached as Annex A to this proxy statement.

Compensation Committee.    The members of the Compensation Committee during fiscal year 2004 were Messrs. Charles Carinalli, Promod Haque and, until his retirement from the Board in May 2004, Peter Wolken. In July 2004, Mr. Haque resigned from the Committee and Messrs. Bob L. Corey and Kenneth Levy were appointed to the Committee. Each member of the Compensation Committee during fiscal year 2004 was independent for purposes of the Nasdaq Marketplace Rules. The Compensation Committee recommends to the outside and independent members of the Board of Directors for their approval the compensation of our executive officers and directors, including salaries, bonus levels and stock option grants. The Compensation Committee held three meetings during the fiscal year ended June 27, 2004. For more information about the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” below.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee during fiscal year 2004 were Messrs. Promod Haque and Kenneth Levy, each of whom is independent for purposes of the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on the our Board of Directors, is responsible for recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to Extreme Networks, and assists the Board of Directors in its annual reviews of the performance of the Board, each committee and management. The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended June 27, 2004.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, no member of the Compensation Committee was an officer or employee of Extreme Networks. No executive officer of Extreme Networks has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2004 fiscal year.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating Committee to perform all Board and Committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating Committee believes that it is preferable that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating Committee also believes it appropriate for one or more key members of the Company’s management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating Committee regularly assesses the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. During fiscal 2004, the Nominating Committee also conducted an active search for a chairman of the Board of Directors. If the Nominating Committee believes at any time that the Board requires additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 3585 Monroe Street, Santa Clara, CA 95051, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In addition the Company’s bylaws permit stockholders to nominate directors for consideration at an annual meeting.

New director nominees submit a completed form of directors’ and officers’ questionnaire as a part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

The Nominating Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Committee’s judgment best suit the needs of the Board at that time.

Stockholder recommended nominees to be presented at the fiscal year 2005 annual meeting must be received by us at our principal executive offices, no later than June 27, 2005. For more information see “STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.”

Communications with Directors

Stockholders may communicate with any and all members of the Board of Directors of the Company by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors (or individually named director(s))

Extreme Networks

c/o Vice President, General Counsel & Secretary

3585 Monroe Street

Santa Clara, CA 95051

The Vice President, General Counsel and Secretary will maintain a log of such communications and transmit each communication as soon as practicable to the identified director addressee(s), unless: 1) there are safety or security concerns that mitigate against further transmission of the communication; or 2) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary in consultation with outside legal counsel. The Board of Directors or individual directors will be advised of any communication withheld for safety or security reasons as soon as practicable.

Director Attendance at Annual Meetings

The Company uses reasonable efforts to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. In cases where the Company, in its reasonable business judgment, believes that stockholder attendance at its annual meetings is significant, the Company encourages director attendance at such annual meeting. Directors make every effort to attend the Company’s annual meeting of stockholders when meaningful stockholder attendance at such meeting is anticipated. Gordon Stitt attended the 2003 annual meeting of stockholders.

Code of Ethics and Corporate Governance Materials

The Board has adopted a charter for each of the committees described above which are available on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp.

Extreme Networks believes that good corporate governance is essential to ensure that Extreme Networks is managed for the benefit of stockholders. The Board has adopted the Extreme Networks, Inc. Corporate Governance Guidelines to address key corporate governance issues. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and recommending to the Board any changes to the Corporate Governance Guidelines. The Corporate Governance Guidelines can be found on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, independent registered accounting firm, our independent auditors, is responsible for expressing an opinion as to the conformity of our audited financial statements with U.S. generally accepted accounting principles. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside Extreme Networks from whom it receives information, and the accuracy of the financial and other information provided to the Audit Committee.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. In addition, Mr. Corey is the audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. In February 2004, the Audit Committee adopted a revised Audit Committee charter to reflect amended standards issued by Nasdaq. A copy of our revised Audit Committee charter is attached as Annex A.

The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed under the Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Extreme Networks that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit for fiscal 2004. The Audit Committee meets with the independent auditors, with and without management present, on at least a quarterly basis, to discuss the results of their examination, their consideration of our internal controls in connection with their audit, our internal audits and the overall quality of our financial reporting. Additionally, the Audit Committee has discussed and reviewed the audited financial statements with management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 27, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended ratification of our independent auditors for the fiscal year ending July 3, 2005.

The aggregate fees billed for professional services rendered for the audit of our annual financial statements by Ernst & Young LLP for fiscal year 2004 and for their review of the interim financial statements included in our Forms 10-Q for fiscal year 2004 were $1,307,000. The aggregate fees billed for professional services rendered by Ernst & Young LLP, other than the audit fees, were $510,000. These fees were for professional services including domestic and foreign tax-planning, tax return preparation, statutory audits, export compliance reviews, accounting consultation, internal control projects related to Sarbanes-Oxley compliance and Securities and Exchange Commission registration statements.

AUDIT COMMITTEE

Bob. L. Corey

Charles Carinalli

Promod Haque

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Extreme Networks under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Extreme Networks specifically incorporates such information by reference.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is comprised of three independent, non-employee members of our Board of Directors. The members of the Compensation Committee during fiscal 2004 were Charles Carinalli, Promod Haque and Peter Wolken, however, Mr. Wolken retired from the Board of Directors in May 2004. In July 2004, Mr. Haque resigned from the Committee and Messrs. Bob L. Corey and Kenneth Levy were appointed to the Committee.

The Committee is responsible for recommending and administering policies governing the annual compensation of our executive officers. The Committee periodically reviews the performance and compensation levels for executive officers and recommends to the independent members of the Board adjustments as warranted by competitive conditions or other circumstances.

Compensation Philosophy

Our philosophy concerning compensation for executive officers is to directly link their compensation to continuous improvements in our performance and increased stockholder value. The key elements of this philosophy are as follows:

1.    provide a competitive total compensation package that enables us to attract, retain and reward executive officers who contribute to our success;

2.    establish incentives that relate to our annual and long-term business strategies and objectives; and

3.    provide variable compensation that is directly linked to the performance of Extreme Networks and stockholder return.

Consistent with this philosophy, the compensation package offered to executive officers includes: (i) base salary, (ii) variable incentive awards in the form of performance bonuses, and (iii) long-term, equity incentives in the form of stock options.

Base Salary

The Committee annually assesses the performance and sets the salary of the President and Chief Executive Officer, Gordon L. Stitt, based upon the average base pay of Chief Executive Officers in companies of comparable size and complexity in the networking industry. The Committee also conducts an annual review of base salaries for all other executive officers and recommends adjustments based on (i) salary recommendations from Mr. Stitt, (ii) individual performance evaluations of executive officers for the previous year, (iii) financial results from the previous year and (iv) published salary surveys for companies of comparable size in the technology sector. Furthermore, the Committee recommends to the independent members of the Board both financial-based and operational-based objectives and goals, including sales and spending forecasts for the upcoming year, as part of the overall Executive Incentive Program for all the executive officers.

As a result of our performance during the prolonged downturn in the economy, and in particular the technology sector, and as a part of our cost control efforts, effective July 1, 2003, Mr. Stitt and Mr. Haddock voluntarily requested the Committee to approve a reduction of their salaries by 50% for the first and second quarters of fiscal year 2004. The voluntary reduction remained in effect until January 1, 2004. The Committee agreed to honor these requests. In September 2004, the Committee recommended, and the independent members of the Board approved, an increase in Mr. Stitt’s annual salary to $400,000.

For more information regarding the compensation and employment arrangements of Mr. Stitt and other executive officers, see “EXECUTIVE COMPENSATION – Summary Compensation Table and Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Executive Bonuses

To reinforce the attainment of our goals, the Committee believes that a significant portion of the annual compensation of our executive officers should be in the form of executive bonuses. The Committee believes that this type of bonus program, in which bonuses are based on Extreme Networks attaining its strategic and financial goals and other objectives set by our Board of Directors, properly aligns the interests of our executive officers with the interests of our stockholders. We administer an Executive Bonus Program by which each of our executive officers can earn a cash bonus for the fiscal year. Under this program, the Committee sets a level of performance for Extreme Networks based on the above measures, which must be attained before any bonuses are awarded.

The Committee recommends, and the Board establishes, an amount that may be awarded to each of our executive officers. The amount for fiscal year 2004 was based on two weighted components. For all executive officers other than our Senior Vice President of Worldwide Sales, operating profit goals accounted for 50% of such amount and revenue goals accounted for the remaining 50%. For the Senior Vice President of Worldwide Sales, operating profit goals accounted for 50% of such amount and gross margin goals accounted for the remaining 50%. In addition, there is also a commission component to the cash bonus of the Senior Vice President of Worldwide Sales which is calculated based on the achievement of revenue objectives.

Each executive officer’s bonus is based on a percentage of the base salary paid to such executive officer as the Committee recommends and the independent members of the Board determine, which in fiscal year 2004, was 60% for the Chief Executive Officer, 50% for the Senior Vice President of Worldwide Sales and 40% for all other executive officers. In fiscal year 2004, the Company achieved its corporate performance targets only in the second half of the fiscal year resulting in a pro-rata payment of target bonuses. Messrs, Slakey, Haddock, Gray and Todd received bonus payments in the amount of $57,480, $38,230, $67,060 and $25,000, respectively. See “EXECUTIVE COMPENSATION – Summary Compensation Table.”

Stock Options

The Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. Therefore, we periodically grant stock options to executive officers under our stock option plans. Stock options are granted at the current market price and will only have value if our stock price increases over the exercise price. Additionally, the 2001 Nonstatutory Stock Option Plan and 2000 Nonstatutory Stock Option Plan provide for the right to receive stock appreciation right awards, restricted stock awards and awards of bookkeeping units representing the right to receive shares of stock on one or more future dates, although no such awards have been made to date.

The Committee determines the amount and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to Extreme Networks, previous option grants to such executive officers, as well as recruitment and retention considerations. Option grants vest in accordance with vesting schedules determined for each grant as appropriate to assist in retaining and motivating key employees. Variations in vesting schedules may also represent equitable adjustments as a result of significant fluctuations in the market price of our stock over time. During fiscal year 2004, the Committee recommended for approval, and the independent members of the Board approved, new hire option grants for an aggregate of 650,000 shares to Mr. Slakey. In addition, the Committee recommended for approval, and the independent members of the Board approved, option grants to Messrs. Stitt, Gray, Haddock and Todd for 750,000 shares, 350,000 shares, 275,000 shares and 200,000 shares, respectively. See “EXECUTIVE COMPENSATION – Stock Options Granted During Fiscal 2004.”

Chief Executive Officer Compensation

Mr. Stitt’s compensation as President and Chief Executive Officer for fiscal year 2004 was established by the Committee in accordance with the guidelines described above. In addition, the Committee considers certain incentive objectives based on our performance as it relates to revenue levels and earnings-per-share levels, as well as compensation levels of President/Chief Executive Officers of companies of comparable size in the technology industry.

Mr. Stitt’s salary for fiscal year 2004 was set at $220,000 and the Board of Directors granted him stock options for an aggregate of 750,000 shares. However, as a result of our performance during the prolonged downturn in the economy, and in particular the technology sector, effective July 1, 2003, Mr. Stitt voluntarily requested the Committee to approve a reduction of his salary by 50% for the first and second quarters of fiscal year 2004. The voluntary reduction remained in effect until January 1, 2004. The Committee believes Mr. Stitt’s salary has been and remains low compared to companies of comparable size, however, the Committee believes that providing for longer term incentives and bonus awards will provide the strongest incentives to achieve long term return and that Mr. Stitt’s base compensation should be reviewed and adjusted in light of recent past performance. Mr. Stitt received an executive bonus award of $63,228. See “EXECUTIVE COMPENSATION-Summary Compensation Table and Stock Options Granted During Fiscal 2004” above.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised of non-employee directors, and that any options granted to our executive officers will be approved by non-employee directors and that to the extent such Committee is not so constituted for any period of time, or such options are not approved by non-employee directors, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

Charles Carinalli

Bob L. Corey

Promod Haque

Kenneth Levy

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a stock price performance graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. companies) and the Nasdaq Computer Manufacturing Stocks Index for the period commencing April 9, 1999, the date of our initial public offering, and ending on June 27, 2004(1).

(1)	Assumes that $100 was invested April 9, 1999 in our common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The last market trading day of fiscal year ended June 27, 2004 was June 25, 2004.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before the annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the Securities and Exchange Commission. In order for a stockholder proposal to be properly brought before the annual meeting, the proposal must be timely and received at our principal executive offices, addressed to the Secretary, not later than June 28, 2005, or 120 days prior to the one-year anniversary of this year’s mailing date for the Proxy Statement. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than June 28, 2005. If no annual meeting was held in the previous year, the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement or the proposal is for a special meeting, stockholder proposals may be brought not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If a stockholder proposal is brought before the 2005 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our 2004 proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2004 annual meeting of stockholders, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about Extreme Networks by one of the following methods:

1.    Extreme Networks’ home page on the Internet, located at www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the Securities and Exchange Commission. Online versions of this Proxy Statement, our 2004 Annual Report to Stockholders on Form 10-K, and our letter to stockholders are located at http://www.extremenetworks.com/aboutus/investor/fdoc.asp.

2.    To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (408) 579-3030.

For all other matters, please contact our Investor Relations at (408) 579-3030, or send your correspondence to the following address:

Extreme Networks, Inc. 3585 Monroe Street Santa Clara, CA 95051 Attn: Investor Relations

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://www.extremenetworks.com/aboutus/investor/Default.asp. For more information, see “Electronic Delivery of Stockholder Communications.”

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gordon L. Stitt

Gordon L. Stitt President and Chief Executive Officer

October 25, 2004

ANNEX A

EXTREME NETWORKS, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

EXTREME NETWORKS, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.    STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Extreme Networks, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including the structure, processes and membership requirements.

The primary functions of the Committee are to assist the Board in fulfilling its oversight responsibilities with respect to the Company. These functions include: (i) reviewing and reporting to the Board on financial reports and financial information to be disclosed by the Company and the Company’s compliance with legal and regulatory requirements; (ii) reviewing the qualifications, independence and performance, and approving the terms of engagement, of the Company’s independent auditors; and (iii) reviewing the performance of the Company’s internal audit function. Consistent with this role, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s financial policies, procedures and practices at all levels within the Company. In performing these functions, the Committee shall:

•	Retain the independent auditors of the Company, evaluate their independence, qualifications and performance, and approve the terms of engagement of the independent auditors for audit services and non-audit services. Regularly communicate with the independent auditors, financial and senior management of the Company and regularly report to the Board.

•	Establish and observe complaint procedures regarding accounting or internal auditing controls.

The Company shall provide appropriate funding as determined by the Committee to permit the Committee to perform its duties under this Charter and to compensate its advisors. The Committee, at its discretion, has the authority to initiate special investigations, and if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter. The Committee may also perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.    ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors as determined by the Board, none of whom shall:

•	accept any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board, or

•	be an affiliated person of the Company or any subsidiary of the Company, or

•	have participated in the preparation of financial statements of the Company or any current subsidiary at any time during the past three (3) years.

Each member of the Committee shall meet the requirements of an “independent” director as set forth in the rules established by NASDAQ.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member shall have past employment experience in finance or public accounting, professional certification in accounting, or other comparable experience or background resulting in the individual’s financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities. No Committee member shall simultaneously serve on the audit committee of more than three public companies.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.    MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee. The Committee shall meet with the independent auditors and management on a quarterly basis to review the Company’s financial statements, financial reports and other public disclosure of the Company’s financial condition and results of operations. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also present its summaries of recommendations to the Board to be incorporated as part of the minutes of the board meeting at which those recommendations are presented.

IV.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

A.    Oversight of the Company’s Independent Auditors

The Committee shall be directly and solely responsible for the engagement and oversight of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work. Each independent auditor shall report directly to the Committee. The Committee shall:

1.	Obtain periodically from the independent auditor a formal written statement of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and, in particular, describing all relationships between the auditor and the Company, and discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence.

2.	Adopt a policy assuring the rotation, as required by law, of the lead audit partner every five years, assess firm independence, and report to the Board on its conclusions.

3.	Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance and approve the range of fees and other terms of any such engagement. The Committee may establish pre-approval policies and procedures for any engagement to render such services, if such policies and procedures: (a) are detailed as to particular services; (b) do not involve delegation to management of the Committee’s responsibility hereunder; and (c) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, if: (x) the decisions of such member to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting; and (y) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

4.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

5.	Approve as necessary the termination of the engagement of the independent auditors and select replacement independent auditors.

6.	Establish policies for the hiring of employees or former employees of the independent auditor, taking into account the impact of such policies on auditor independence, regulations of the Securities and Exchange Commission and stock exchange listing standards.

7.	Review any auditing or accounting issues presented by the independent auditor and any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the audit firm to the Company.

8.	Review with the independent auditors on a quarterly basis the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principals that the independent auditors have discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

9.	Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s polices and procedures to assess, monitor, and manage business risk and legal and ethical compliance programs.

10.	Meet separately on a periodic basis with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting the attention of the Committee. Provide sufficient opportunity for the internal auditors and independent auditors to meet privately with the members of the Committee. Review with the independent auditor any audit problems or difficulties and the response of management.

B.    Review of Charter, Financial Reporting, Policies and Processes

To fulfill its responsibilities and duties the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

1.	Review and reassess the Charter’s adequacy on an annual basis.

2.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, any certification, report, opinion or review rendered by the independent auditors, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Review and discuss earnings press releases and other information provided to analysts and rating agencies, including “pro forma” or adjusted financial information.

4.	Review annually with management its assessment of the Company’s internal controls and procedures for financial reporting, with the independent auditors the attestation to and report on, the assessment made by management of the effectiveness of the Company’s internal control structure and procedures for financial reporting, each as required under the rules of the Securities and Exchange Commission, and consider whether any changes to the internal controls processes and procedures are appropriate based on management’s assessment or the independent auditor’s report.

5.	Review and discuss with management and the independent auditors any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations.

6.	Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

7.	Report to the Board regarding any audit opinions that contain going concern qualifications.

8.	Provide oversight and review of the Company’s asset management policies, including a periodic review of the Company’s investment policies and performance.

C.    Risk Management, Related Party Transactions, Legal Compliance and Ethics

1.	Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.	Approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and other improprieties.

3.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

5.	Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

6.	Review, with the Company’s legal counsel and accounting advisors, and report to the Board on legal compliance matters including corporate securities trading policies, and disclosure of insider and related-party transactions. Meet and discuss with the Company’s legal counsel any report provided by such counsel concerning evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any agent, and adopt, as necessary, appropriate remedial measures.

7.	Prepare the Committee’s report required by the rules of the Securities Exchange Commission to be included in the Company’s annual proxy statement.

EXTREME NETWORKS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on Wednesday, December 1, 2004

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Gordon L. Stitt and Alicia J. Moore, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Extreme Networks, Inc. to be held at the Executive Briefing Center, Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051, on Wednesday, December 1, 2004 at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 25, 2004 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2 SET FORTH IN THE PROXY STATEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

☐	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

1.    To elect the Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal:

☐	FOR the nominee listed below (except as marked to the contrary below.)	☐	WITHHOLD AUTHORITY to vote for the nominee listed below.

(INSTRUCTION:  To withhold authority to vote for the nominee, strike a line through the nominee’s name listed below.)

Charles Carinalli

W. Michael West

2.    To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as Extreme Networks, Inc.’s independent auditors for the fiscal year ending July 3, 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.    The transaction of such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature: Date: Signature: Date: